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                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE                           CONTACTS:
                                                BILL CHARDAVOYNE
                                                CHIEF FINANCIAL OFFICER
                                                (310) 255-2229
                                                bchardavoyne@activision.com
                                                ---------------------------

                                                KRISTIN MULVIHILL SOUTHEY
                                                VP, INVESTOR RELATIONS
                                                (310) 255-2635
                                                ksouthey@activision.com
                                                -----------------------

                                                MARYANNE LATAIF
                                                VP, CORPORATE COMMUNICATIONS
                                                (310) 255-2704
                                                mlataif@activision.com
                                                ----------------------



                         ACTIVISION RAISES GUIDANCE FOR
                       FIRST QUARTER AND FISCAL YEAR 2003

  - Q1 FY 2003 EARNINGS PER SHARE GUIDANCE INCREASES 80% FROM $0.10 TO $0.18 -

  - Q1 FY 2003 REVENUE GUIDANCE INCREASES FROM $145 MILLION TO $165 MILLION -


Santa Monica, CA -June 3, 2002 - Activision, Inc. (Nasdaq: ATVI) announced today that based on the strength of the international video game market and strong global consumer response to its recently released titles, the company is raising guidance for the first quarter and full fiscal year 2003.


For the fiscal first quarter ending June 30, 2002, Activision expects earnings per share of $0.18 on net revenues of $165 million. Year-over-year, the new June quarter guidance represents a $0.18 increase in earnings per share and a $55 million increase in revenues. For the full fiscal year, ending March 31, 2003, Activision expects earnings per share of $1.10 on net revenues of $890 million.
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Ron Doornink, President, said, "Activision's increased earnings and revenue guidance reflects our confidence in the overall marketplace and our strategies to take advantage of the industry's growth. During fiscal 2003, the company expects to continue its record performance and will release its largest slate ever, more than 65 titles, the majority of which will be based on proven brand franchises."

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted revenues of $786 million for the fiscal year ended March 31, 2002.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia, and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.


The statements contained in this release that are not historical facts are "forward-looking statements." The company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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